Grant Park Fund Weekly Commentary

For the Week Ended July 22, 2011

Current Month Rolling Performance* Rolling Risk Metrics* (Aug 2006 - Jul 2011)

Class	Week ROR	MTD ROR	YTD ROR	1 yr Ann ROR	3 yr Ann ROR	5 yr Ann ROR	10 yr Ann ROR	Annualized ROR	Annualized Standard Deviation	Maximum Drawdown	Sharpe Ratio	Sortino Ratio
A	0.3%	1.8%	-6.1%	5.9%	-1.4%	4.4%	5.5%	4.4%	12.4%	-16.4%	0.4	0.6
B**	0.3%	1.8%	-6.5%	5.2%	-2.1%	3.6%	N/A	3.6%	12.4%	-17.1%	0.3	0.5
Legacy 1***	0.4%	2.0%	-4.9%	7.7%	N/A	N/A	N/A	-1.1%	11.5%	-10.9%	0.0	-0.1
Legacy 2***	0.4%	1.9%	-5.1%	7.3%	N/A	N/A	N/A	-1.4%	11.5%	-11.1%	-0.1	-0.2
Global 1***	0.3%	1.8%	-5.9%	3.7%	N/A	N/A	N/A	-3.2%	10.8%	-13.3%	-0.2	-0.4
Global 2***	0.3%	1.8%	-6.0%	3.4%	N/A	N/A	N/A	-3.5%	10.8%	-13.5%	-0.3	-0.4
Global 3***	0.2%	1.7%	-7.0%	1.5%	N/A	N/A	N/A	-5.3%	10.8%	-14.6%	-0.5	-0.6

S&P 500 Total Return Index****	2.2%	1.9%	8.1%	24.5%	4.3%	3.2%	3.0%	3.2%	17.9%	-50.9%	0.3	0.2
Barclays Capital U.S. Long Gov Index****	-0.1%	2.2%	4.6%	1.2%	6.8%	7.3%	6.8%	7.3%	11.2%	-12.3%	0.7	1.1

* Performance metrics are calculated using month-to-date performance estimates. All performance data is subject to verification.

** Units began trading in August 2003.

*** Units began trading in April 2009.

**** Index is unmanaged & is not available for direct investment. Please see Indices Overview (below) for more information. Weekly RORs are calculated using data acquired through Bloomberg.

Portfolio Positions by Sectors and Markets (Two largest positions within each sector)

	Portfolio for A, B and Legacy units					Portfolio for Global units
Sector	Sector		Market			Sector		Market
	Exposure	Position	Contract	Exposure	Position	Exposure	Position	Contract	Exposure	Position
COMMODITIES	40%					38%
Energy	12%	Long	Brent Crude Oil	3.1%	Long	12%	Long	Brent Crude Oil	3.2%	Long
			Gasoline Blendstock	2.9%	Long			Gasoline Blendstock	2.7%	Long
Grains/Foods	14%	Long	Sugar	3.4%	Long	13%	Long	Sugar	3.1%	Long
			Corn	2.5%	Long			Corn	2.6%	Long
Metals	14%	Long	Gold	4.5%	Long	13%	Long	Gold	4.2%	Long
			Aluminum	2.8%	Long			Aluminum	2.8%	Long
FINANCIALS	60%					62%
Currencies	24%	Short $	Australian Dollar	3.0%	Long	23%	Short $	Australian Dollar	3.3%	Long
			Canadian Dollars	1.8%	Long			Canadian Dollars	1.9%	Long
Equities	15%	Long	S&P 500	3.3%	Long	17%	Long	S&P 500	3.9%	Long
			Nasdaq	1.7%	Long			Nasdaq	1.6%	Long
Fixed Income	21%	Long	Bunds	3.5%	Long	22%	Long	Bunds	3.9%	Long
			U.S. 10-Year Treasury Notes	3.1%	Long			U.S. 10-Year Treasury Notes	3.5%	Long

Market Commentary (Largest price movements within each sector)

Sector/Market
Energy

Crude oil prices rallied due to optimism stemming from bullish U.S. manufacturing data and declines in the U.S. dollar. Adding to the surge in prices were U.S. Energy Information Administration reports showing decreasing U.S. stockpiles. Conversely, natural gas markets prices fell in excess of 3% as cooler weather forecasts weakened energy demand.

Grains/Foods

Prices in the grains markets declined as speculators believed rains in the Midwest would help alleviate stress on supplies. Sugar prices rallied in excess of 8% as reports predicted weak supply data from Brazil, the world's largest sugar exporter. Prices in the lean hogs markets also rose due to delayed deliveries caused by excessive heat in the U.S. and increased demand from China.

Metals

Investors drove gold markets higher as they attempted to hedge the potential effects of the U.S. government's indecision regarding raising the nation's debt ceiling. Base metals markets posted mixed results last week as concerns regarding the U.S. debt markets were offset by optimism surrounding a newly proposed deal to aid the Greek economy.

Currencies

The euro strengthened against the U.S. dollar because of positive sentiment surrounding the newly proposed program that would allow the European Central Bank to accept defaults on Greek debt. The U.S. dollar registered losses against global currencies as ongoing discussions about U.S. debt failed to provide any clarity on the fate of the U.S. financial markets. The Australian dollar moved higher against counterparts due to beliefs the improving economy will cause the Reserve Bank of Australia to raise interest rates this year.

Equities

Strong earnings reports and bullish domestic manufacturing data led to gains in the North American equity markets. In Europe, the potential passing of a new Greek debt aid program supported European share prices. Asian equity markets also moved higher as positive earnings from key U.S. technology firms supported demand for electronics parts produced in Japan.

Fixed Income

U.S. Treasury markets fell because of easing concerns regarding the European economy and uncertainty surrounding the U.S. debt ceiling. German Bund markets also moved lower as investors liquidated positions due to increased demand for riskier assets.

Performance Chart

Barclays Capital U.S. Long Government Index (formerly Lehman Brothers U.S. Government Index: Long Subset): A benchmark comprised of the Barclays Capital U.S. Treasury and U.S. Agency indices. The U.S. Long Government Index includes Treasuries (public obligations of the U.S. Treasury that have remaining maturities of more than ten years) and U.S. agency debentures (publicly issued debt of U.S. Government agencies, quasi-federal corporations, and corporate or foreign debt guaranteed by the U.S. Government). The U.S. Government Index is a component of the Barclays Capital U.S. Government Index.

Compounded Annualized Rate of Return (ROR): This is the geometric 12-month mean that assumes the same rate of return for each 12-month period to arrive at the equivalent compound growth rate reflected in the actual return data.

Standard and Poor's 500 Total Return Index (S&P 500 Index): A weighted index of the 500 stocks in the S&P 500 Index, which are chosen by Standard and Poor's based on industry representation, liquidity, and stability. The stocks in the S&P 500 Index are not the 500 largest companies; rather the index is designed to capture the returns of many different sectors of the U.S. economy. The total return calculation includes the price-plus-gross cash dividend return.

Risk Metrics Chart

Drawdown: A drawdown is any losing period during an investment's performance history. It is defined as the percent retrenchment from an equity peak to an equity valley. Maximum drawdown is simply the largest percentage drawdown that has occurred during the specified time frame. Grant Park's drawdowns are computed based on month-end equity values.

Sharpe Ratio: A return/risk measure defined as the average incremental return of an investment over the risk free rate.

Sortino Ratio: A ratio developed to differentiate between good and bad volatility. The calculation provides a risk-adjusted measure of performance without penalizing for upward price changes.

Standard Deviation: Measures the dispersal or uncertainty in a random variable (in this case, investment returns). It measures the degree of variation of returns around the mean, or average, return. The higher the volatility of the investment returns, the higher the standard deviation will be. For this reason, standard deviation is often used as a measure of investment risk.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS. FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK, INCLUDING LIQUIDITY RISKS, NO SECONDARY MARKET EXISTS, RESTRICTIONS ON REDEMPTIONS, AND THE RISK OF FOREIGN SECURITIES. THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE. OFFERING BY PROSPECTUS ONLY. INFORMATION IN THIS COMMENTARY IS DRAWN FROM VARIOUS SOURCES THAT ARE DEEMED TO BE RELIABLE. HOWEVER, THE INFORMATION IS NOT AUDITED BY DEARBORN CAPITAL. IN ADDITION, DEARBORN CAPITAL DRAWS UPON THIS INFORMATION TO MAKE ITS OWN ASSUMPTIONS WHICH COULD BE CONSIDERED DEARBORN CAPITAL'S OPINION. DEARBORN CAPITAL BELIEVES THAT ANY SUCH STATEMENTS OF OPINION HAVE A REASONABLE BASIS IN FACT.